Exhibit 5.1

Jason L. Kent

(858) 550-6044

jkent@cooley.com

September 16, 2022

Genelux Corporation

2625 Townsgate Road, Suite 230

Westlake Village, California 91361

Ladies and Gentlemen:

We have represented Genelux Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-265828) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, which includes up to 375,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that (a) the Shares will be sold at a price authorized by the Board of Directors of the Company or a duly authorized committee thereof and (b) the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    4401 Eastgate Mall, San Diego, CA 92121-1909

t: (858) 550-6000 f: (858) 550-6420 cooley.com

September 16, 2022

Page Two

Sincerely,

Cooley LLP

By:	/s/ Jason Kent
Jason L. Kent

Cooley LLP    4401 Eastgate Mall, San Diego, CA 92121-1909

t: (858) 550-6000 f: (858) 550-6420 cooley.com